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                                                                    EXHIBIT 99.1

                               FOOT LOCKER, INC.

                              N E W S  R E L E A S E

                                         Contact: Peter D. Brown
                                                  Vice President, Treasurer and
                                                  Investor Relations
                                                  Foot Locker, Inc.
                                                  (212)720-4254


               FOOT LOCKER, INC. REPORTS THIRD QUARTER SALES

                  o     Third Quarter Total Sales Increased 14.3 Percent

                  o     Third Quarter Comparable-Store Sales Increased 1.2
                        Percent

                  o Third Quarter Earnings Per Share Expected to Increase 10 to 15 Percent, within our Previous Guidance

NEW YORK, NY, November 4, 2004 - Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended October 30, 2004 of $1,365 million, versus $1,194 million in the comparable period last year, an increase of 14.3 percent. For this same 13-week period, comparable store sales increased 1.2 percent.

For the 39-week period ended October 30, 2004, sales increased 10.9 percent to $3,820 million, from $3,445 million in the Company's corresponding period last year. Comparable-store sales for the Company's first nine months of its 2004 fiscal year increased 0.3 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 39-week periods increased 12.3 percent and 8.5 percent, respectively.

"We are encouraged that our third quarter comparable-store sales improved versus the results generated during the first six months of the year," stated Matthew
D. Serra, Foot Locker, Inc.'s Chairman and Chief Executive Officer. "This improving comparable-store sales trend was largely driven by increases at Champs Sports, Lady Foot Locker, and our international Foot Locker stores in Canada and Australia. We have estimated that the September 2004 hurricanes negatively impacted our third quarter comparable-store sales increase by approximately 0.6 percent, primarily as a result of disruptions to our operations in Florida and Puerto Rico where we have almost 300 stores. The Company's total sales increase reflects the 349-store Footaction chain that was acquired in May and the Foot Locker store expansion program in Europe, both of which continue to enhance our market share and profits."

Mr. Serra continued, "Comparable-store sales were also somewhat tempered as part of our planned effort to reduce our overall promotional posture during the third quarter versus the first six months of this year. This strategy resulted in an improved year-to-date merchandise margin rate. On a quarter-over-quarter comparison versus 2003, we continued to reduce our SG&A expenses, as a percentage of sales, which offset a gross margin rate decline as compared to last year's strong performance. We remain on track to deliver a 10 to 15 percent increase in fully diluted earnings per share from continuing operations versus the third quarter of last year, which is within our previous guidance."

Foot Locker, Inc. plans to report third quarter 2004 and year-to-date results on Thursday, November 18, 2004. A conference call is scheduled on Friday, November 19, 2004 for 10:00 a.m. EST to discuss these results and provide guidance with regard to its earnings outlook for the balance of 2004. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Tuesday, November 23, 2004. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.'s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 18 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.


           Foot Locker, Inc. 112 West 34th Street, New York, NY 10120






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                 Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, which reflect management's current views of future events and financial performance. These forward-looking statements are based on many assumptions and factors detailed in the Company's filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company's merchandise mix and retail locations, the Company's reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, risks associated with foreign global sourcing, including political instability, changes in import regulations, disruptions to transportation services and distribution, and the presence of severe acute respiratory syndrome, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, including its plans for the marquee and launch footwear component of its business, and its plans for the integration of the Footaction stores. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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